EXHIBIT 99.2

PRESS RELEASE

For more information, Contact:
Catharine Bower, Communications Manager
610-369-6618
csbower@natpennbank.com

Thomas A. Beaver Elected to National Penn Boards

Boyertown, Pa., July 28, 2005 - (NASDAQ: NPBC) National Penn Bancshares, Inc. announced today that Thomas A. Beaver, of Sinking Spring, Pa., has been elected to the boards of National Penn Bancshares, Inc. and National Penn Bank.

A certified public accountant since 1976, Beaver is a senior partner in the business consulting group of Reinsel Kuntz Lesher LLP, one of the largest regional accounting, tax and consulting firms in southeastern Pennsylvania. Beaver was a founder and managing partner of Reinsel & Company LLP, which merged with Kuntz Lesher LLP in 2005. Reinsel Kuntz Lesher LLP is based in Wyomissing, Pa., with offices Lancaster and Harrisburg.

“With his wealth of experience in business and his strong commitment to the community, Tom will be a great asset to our board,” said Wayne R. Weidner, chairman and CEO, National Penn Bancshares, Inc. Beaver said, “I have long admired National Penn’s values and reputation, and look forward to contributing to its future.”

Beaver has served as director and member of many business and philanthropic organizations. Currently, he is president of The Wyomissing Foundation, Inc., is a director and finance committee chairman of The Reading Hospital and Medical Center, and is a member of the Berks Business Executives Forum. He is past president of the Hawk Mountain Council, Boy Scouts of America, and of the Berks County Estate Planning Council. Beaver and his wife, Cathy, co-chaired the 1996 United Way of Berks County annual campaign, raising in excess of $ 6.8 million in support of the health and human service needs of Berks County.

Beaver is the recipient of many awards, including the 1999 Eastern Pennsylvania Business Journal Spotlight Award, and the Distinguished Public Service Award from both the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants. In 1998, he received the Wilbur H. Doran Award, the highest recognition given by the United Way of Berks County for sustained community service and impact. Active his whole life in the Boy Scouts of America, Beaver is the recipient of the Silver Beaver Award, the Distinguished Eagle Scout Award, and the Silver Antelope Award For Distinguished Service to Youth.

Beaver received a bachelor of science degree in Civil Engineering and an MBA from Lehigh University.

National Penn Bancshares, Inc. is a $4.59 billion financial services company operating 73 community offices in southeastern Pennsylvania through National Penn Bank and its FirstService Bank, HomeTowne Heritage Bank, and The Peoples Bank of Oxford divisions. The Peoples Bank of Oxford Division also operates one community office in Cecil County, Maryland. National Penn Investors Trust Company, with client assets approaching $1.5 billion, provides trust and investment management services as well as brokerage services marketed through National Penn Investment Services and provided by Primevest Financial Services, Inc.; and investment advisory services provided through FirstService Capital, Inc. National Penn Bancshares also provides mortgage banking activities through National Penn Mortgage Company; insurance services through National Penn Insurance Agency, Inc.; and equipment leasing services through National Penn Leasing Company. National Penn Bancshares, Inc. common stock is traded on the NASDAQ Stock Market under the symbol “NPBC.” Additional information about the National Penn family is available on the company’s Web site at www.nationalpennbancshares.com.

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